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                                                                    EXHIBIT 99.1

                 [LETTERHEAD OF WASHINGTON GROUP INTERNATIONAL]

                                JANUARY 25, 2002

                    WASHINGTON GROUP INTERNATIONAL COMPLETES
                            FINANCIAL REORGANIZATION

COMPANY EMERGES FROM CHAPTER 11

     Boise, Idaho - Washington Group International, Inc. announced today that it has completed the necessary steps to effect its Plan of Reorganization and has emerged from Chapter 11 bankruptcy protection as a financially healthy company, ready to capitalize on its leadership positions in the engineering and construction industry.

     "I am extremely pleased that we are now able to focus solely on serving our clients and building our global business," said Stephen G. Hanks, President and Chief Executive Officer of Washington Group. "Our priorities are client satisfaction, a financial performance that will provide the highest possible return for our shareholders, operational excellence, and employee development."

     In conjunction with the emergence, Washington Group today entered into a $350 million, 30-month revolving credit facility with a banking syndicate led and arranged by Credit Suisse First Boston.

     "We have retained, and even strengthened, our position as a leader in the industry's fastest growing markets," said Hanks. "Our financial strength, including restored bonding capacity, no term debt, and enhanced liquidity, provides a solid foundation as we compete in the marketplace," said Hanks.

     Under the Plan of Reorganization, Washington Group's old common stock (WNGXQ) has been cancelled. A total of 25 million shares of new common stock have been issued and will be distributed to the company's former secured lenders and unsecured creditors in accordance with the plan. Those secured lenders will receive 20 million shares of new common stock and $20 million in cash. The unsecured creditors will receive five million shares of new common stock and the right to purchase up to 8.5 million additional shares through warrants over a four-

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year period. Under the plan, holders of the company's old common stock will not receive a distribution.

     Washington Group International, Inc. is a leading international engineering and construction firm. With more than 35,000 employees at work in 43 states and more than 35 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, program management, and development in 14 major markets.

                                 MARKETS SERVED

     Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, process, pulp and paper, telecommunications, transportation, and water-resources.

                                      # # #


This news release contains forward-looking statements within the meaning of the private securities litigation reform act of 1995, which are identified by the use of forward-looking terminology such as MAY, WILL, COULD, SHOULD, EXPECT, ANTICIPATE, INTEND, PLAN, ESTIMATE, or CONTINUE or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in social, economic, business industry, market, legal, and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.